Exhibit (13)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the 1933 Act Registration Statement (Form N-3 No. 333-259232) and Amendment No. 03 to the 1940 Act Registration Statement (Form N-3 No. 811-23698), and to the use therein of our reports dated (a) December 22, 2021, with respect to the financial statements of Fortune V Separate Account and (b) May 26, 2021 and July 28, 2020, with respect to the statutory basis financial statements of Universal Life Insurance Company for the registration of individual flexible purchase payment deferred annuity contracts.

/s/ Ernst & Young LLP

San Juan, Puerto Rico

December 23, 2021